Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Announces Increase in Quarterly Dividend

HAMPTON, Va., August 18, 2021 (PRNewswire) – Old Point Financial Corporation declared a quarterly cash dividend of $0.13 per share on its common stock to be paid on September 24, 2021 to shareholders of record as of September 1, 2021. This dividend represents a $0.01 per share increase, or 8.3%, from the prior quarter’s dividend and is also a $0.01 increase from the prior year’s quarterly dividend level. Based on the stock’s closing price of $21.90 on August 17, 2021, the dividend yield is approximately 2.3%.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743